Exhibit 99.1

Ecovyst Reports Third Quarter 2026 Results and Raises 2026 Outlook

WAYNE, PA, November 5, 2026 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading provider of regenerated sulfuric acid, virgin sulfuric acid, and sulfur dioxide and related derivatives, today reported results for the third quarter ended September 30, 2026.

On December 31, 2025, the Company completed the sale of its Advanced Materials & Catalysts business, which included the Company’s investment in affiliated companies, Zeolyst International and Zeolyst C.V. Financial results of the divested Advanced Materials & Catalysts business are reported in discontinued operations in the financial statements for all periods presented.

Reported results for the third quarter of 2026 included the Calabrian sulfur dioxide and related derivatives business acquired on June 30, 2026.

Third Quarter 2026 Results & Highlights from Continuing Operations
•Sales grew 51% to $308.6 million, an increase of $103.7 million, from $204.9 million in the third quarter of 2025
•Net income of $18.4 million, compared to $0.2 million in the year-ago quarter, with a net income margin of 6.0% and diluted net income per share of $0.17
•Adjusted Net Income1 was $25.3 million, compared to $21.5 million in the year-ago quarter, with Adjusted Diluted Income per share of $0.23
•Adjusted EBITDA1 of $61.2 million, an increase of $3.7 million, or 6% compared to $57.5 million in the third quarter of 2025
•Cash flow from operating activities was $80.7 million for the nine months ended September 30, 2026, compared to $77.0 million for the nine months ended September 30, 2025. Adjusted Free Cash Flow1 was $32.4 million for the nine months ended September 30, 2026, compared to $42.4 million for the nine months ended September 30, 2025

1 Refer to the Presentation of Non-GAAP Financial Measures section below for additional information.

“Ecovyst delivered another strong quarter, with third quarter 2026 Adjusted EBITDA of $61 million, up over 6% compared to the year-ago quarter, and above the high end of our guidance range,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Strong refining margins and increased export demand drove year-over-year growth in regenerated sulfuric acid volumes and sales. Virgin sulfuric acid sales also increased, benefiting from solid mining demand, stable demand across industrial applications and positive pricing fundamentals. These results also reflect our first full quarter of owning Calabrian, which we acquired on June 30, 2026. Calabrian’s third quarter performance was consistent with our investment thesis, integration is underway, and we remain on track to capture anticipated synergies,” added Bitting.

“Given current refining economics, we anticipate high refinery utilization through year-end and we expect demand across our portfolio to remain healthy for the rest of the year. We are again raising our full-year Adjusted EBITDA guidance to a range of $208 million to $212 million, reflecting strong momentum through the first nine months of the year and the shift of a turnaround from the fourth quarter into early 2027,” Bitting said. “We remain flexible in how we allocate capital while prioritizing stockholder value. This includes pursuing organic and inorganic growth opportunities and returning capital to stockholders through share repurchases. We repurchased $2.7 million of our common stock in the third quarter and intend to repurchase up to a total of $20 million in the second half of 2026,” Bitting added.

Ecovyst Third Quarter 2026 Earnings Release	Page 1

Review of Business Results
Third quarter 2026 sales were $308.6 million, up $103.7 million or 51%, compared to $204.9 million in the third quarter of 2025. The increase in sales reflects higher sales volume and pricing compared to the prior year quarter, as well as the results for the Calabrian business acquired June 30, 2026. Average selling prices were higher primarily due to the pass-through effect of higher sulfur costs of approximately $67 million and favorable contractual pricing for regenerated sulfuric acid. The increase in sales volume was driven by higher sales of regenerated sulfuric acid from strong demand and less customer downtime, along with the contribution of sales volume from the Calabrian business, compared to the prior year quarter. Third quarter 2026 Adjusted EBITDA was $61.2 million, up $3.7 million or 6%, compared to $57.5 million in the third quarter of 2025, with the increase primarily driven by higher sales volume and favorable net pricing, partially offset by higher manufacturing costs, general inflation and higher transportation costs.
Cash Flows and Balance Sheet
Cash flows from operating activities for continuing operations were $80.7 million for the nine months ended September 30, 2026, compared to $77.0 million for the nine months ended September 30, 2025. The increase was primarily driven by higher earnings exclusive of non-cash expenses.
As of September 30, 2026, the Company had cash and cash equivalents of $71.2 million. Total gross debt was $497.1 million and availability under the Asset-Based Lending (“ABL”) facility was $95.8 million, after giving effect to $2.2 million of outstanding letters of credit and with no revolving credit facility borrowings outstanding. Total cash and cash equivalents of $71.2 million plus the $95.8 million of availability under the ABL facility provided for total available liquidity of $167.0 million.
As of September 30, 2026, the Net Debt to Net Income Ratio was 9.7x and the Net Debt Leverage Ratio was 2.1x. The increase in the Net Debt Leverage Ratio from 1.2x at December 31, 2025 is due to the $100 million increase in the term loan associated with the acquisition of the Calabrian business offset by only one quarter of Calabrian-related Adjusted EBITDA reflected in the trailing twelve-month period.
Revised 2026 Financial Outlook
For the remainder of 2026, we expect demand for regenerated and virgin sulfuric acid to remain positive. We believe that high refinery utilization and strong alkylate demand will continue to support sales of regenerated sulfuric acid. For virgin sulfuric acid, we expect ongoing growth in demand for copper mining applications will continue to benefit sales. However, we remain cautious about the potential for unplanned outages with our refining customers. In addition, a significant decrease in the price of sulfur could drive short-term customer destocking. For sales of sulfur dioxide in our Calabrian business, we expect that high operating rates for Canadian gold mines will continue in the fourth quarter.

Given strong financial performance over the first nine months of the year, the Company is further revising its 2026 guidance as follows:

▪Sales1 of $1,050 million to $1,070 million (change from $1,020 million to $1,060 million)
▪Adjusted EBITDA2 of approximately $208 million to $212 million (change from $195 million to $207 million), including an impact from Calabrian in the fourth quarter of $5 million to $6 million
▪Adjusted Free Cash Flow2 of $50 million to $60 million (change from $45 million to $55 million)
▪Capital expenditures of $90 million to $95 million (change from $85 million to $95 million)
▪Interest expense of $19 million to $21 million (change from $18 million to $22 million)
▪Depreciation & Amortization of $84 million to $88 million (change from $80 million to $84 million)
▪Effective tax rate in the mid 20% range
▪Adjusted Net Income2 of $70 million to $85 million (change from $65 million to $85 million), with Adjusted Diluted Income per share2 of $0.63 to $0.77 (change from $0.58 to $0.72)

1Sales outlook for 2026 assumes higher average sulfur prices compared to 2025 and higher projected pass-through of sulfur costs of approximately $220 million.

Ecovyst Third Quarter 2026 Earnings Release	Page 2

2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and net cash provided by operating activities as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Stock Repurchase
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock. In October 2025, the Company’s Board of Directors approved the removal of the expiration date of the stock repurchase program. As of September 30, 2026, $143.8 million was available for stock repurchases under the program.
During the third quarter of 2026, the Company repurchased 263,719 shares of its common stock on the open market at an average price of $10.25 per share, for a total cost of $2.7 million.

During the third quarter of 2025, the Company repurchased 610,212 shares of its common stock on the open market at an average price of $9.06 per share, for a total cost of $5.5 million.

For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 and Rule 10b5-1 trading plans or accelerated stock repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.

Conference Call and Webcast Details
On Thursday, November 5, 2026, Ecovyst management will review the third quarter 2026 results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (833) 461-5787 (USA Toll-Free) or
1 (585) 542-9983 (international) and use the participant code ECVTQ326. Investors may also join via live webcast through https://events.q4inc.com/attendee/344343271. This link may also be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading provider of regenerated sulfuric acid, virgin sulfuric acid and sulfur dioxide and related derivatives, which we believe are essential to our customers’ operations and processes.

Our family of virgin sulfuric acid products, regenerated sulfuric acid and related derivatives serve a wide range of industrial applications. We are a leading provider of regenerated sulfuric acid to the North American refining industry for the production of alkylate, an essential gasoline component for lowering vapor pressure and increasing octane to meet stringent gasoline specifications and fuel efficiency standards. We are a leading North American producer of high quality and high strength virgin sulfuric acid for industrial and mining applications. Through our Calabrian business, we are also a leading producer of sulfur dioxide and related derivatives in North America, serving key end uses including mining, water treatment and specialty

Ecovyst Third Quarter 2026 Earnings Release	Page 3

chemical production. We also provide chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry.

For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt, Net Debt to Net Income Ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program, our stock repurchase program and expected repurchases, product and service offerings, expected demand trends, the integration of our recently-acquired Calabrian business and the expected financial contributions relating to, and anticipated synergies resulting from, such acquisition and our 2026 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against placing any undue reliance on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the enactment, schedule and impact of tariffs and trade disputes, currency exchange rates, local business risks in different countries as a result of being a multinational business, military conflicts, the effects of inflation, our ability to successfully integrate the Calabrian sulfur dioxide and sulfur derivatives business into our business and realize the benefits of that acquisition and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Third Quarter 2026 Earnings Release	Page 4

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions, except share and per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change

Sales	$308.6	$204.9	50.6%	$773.6	$524.1	47.6%
Cost of goods sold	249.9	152.8	63.5%	628.6	412.7	52.3%
Gross profit	58.7	52.1	12.7%	145.0	111.4	30.2%
Selling, general and administrative expenses	20.4	15.7	29.9%	56.9	49.8	14.3%
Other operating expense, net	9.1	8.1	12.3%	27.0	18.5	45.9%
Operating income	29.2	28.3	3.2%	61.1	43.1	41.8%
Interest expense, net	6.2	8.6	(27.9)%	12.9	25.3	(49.0)%
Debt modification and extinguishment costs	—	—	—%	1.0	1.0	—%
Other expense (income), net	0.1	(0.7)	114.3%	0.1	(0.3)	133.3%
Income from continuing operations before income taxes	22.9	20.4	12.3%	47.1	17.1	175.4%
Provision for income taxes	4.5	20.2	(77.7)%	12.3	20.0	(38.5)%
Effective tax rate	19.9%	99.1%		26.2%	117.2%
Net income (loss) from continuing operations	18.4	0.2	NM	34.8	(2.9)	NM
Net loss from discontinued operations, net of tax	(0.2)	(79.5)	(99.7)%	(4.5)	(74.0)	(93.9)%
Net income (loss)	$18.2	$(79.3)	123.0%	$30.3	$(76.9)	139.4%

Earnings per share:
Basic income (loss) per share - continuing operations	$0.17	$—		$0.32	$(0.03)
Diluted income (loss) per share - continuing operations	$0.17	$—		$0.31	$(0.03)
Basic loss per share - discontinued operations	$—	$(0.70)		$(0.04)	$(0.64)
Diluted loss per share - discontinued operations	$—	$(0.69)		$(0.04)	$(0.64)
Basic income (loss) per share	$0.17	$(0.70)		$0.28	$(0.66)
Diluted income (loss) per share	$0.16	$(0.69)		$0.27	$(0.66)

Weighted average shares outstanding:
Basic	109,450,632	113,901,834		109,862,635	115,943,873
Diluted	110,629,832	114,869,273		111,082,946	115,943,873

NM - Not meaningful.

Ecovyst Third Quarter 2026 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$71.2	$197.2
Accounts receivable, net	121.3	85.3
Inventories, net	39.0	26.8
Derivative assets	1.9	1.3
Prepaid and other current assets	14.2	8.7
Total current assets	247.6	319.4
Property, plant and equipment, net	547.0	481.2
Goodwill	399.5	326.7
Other intangible assets, net	125.5	59.3
Right-of-use lease assets	50.8	37.9
Other long-term assets	47.1	36.5
Total assets	$1,417.5	$1,261.0
LIABILITIES
Accounts payable	$67.9	$48.0
Operating lease liabilities—current	13.2	9.5
Accrued liabilities	54.7	63.3
Total current liabilities	135.8	120.8
Long-term debt	493.1	392.6
Deferred income taxes	143.6	113.3
Operating lease liabilities—noncurrent	37.9	28.7
Other long-term liabilities	0.9	2.1
Total liabilities	811.3	657.5
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,872,846 on September 30, 2026 and December 31, 2025, respectively; outstanding shares 109,204,679 and 111,805,102 on September 30, 2026 and December 31, 2025, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	1,108.2	1,108.5
Accumulated deficit	(218.3)	(248.6)
Treasury stock, at cost; shares 31,668,167 and 29,067,744 on September 30, 2026 and December 31, 2025, respectively	(292.0)	(261.1)
Accumulated other comprehensive income	6.9	3.3
Total equity	606.2	603.5
Total liabilities and equity	$1,417.5	$1,261.0

Ecovyst Third Quarter 2026 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine months ended September 30,
	2026	2025
Cash flows from operating activities:	(in millions)
Net income (loss)	$30.3	$(76.9)
Net loss from discontinued operations	4.5	74.0
Net income (loss) from continuing operations	34.8	(2.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	54.1	50.0
Amortization	9.4	8.0
Amortization of deferred financing costs and original issue discount	0.6	0.9
Foreign currency exchange loss	0.1	—
Deferred income tax provision	10.5	18.9
Net loss on asset disposals	3.4	4.0
Stock compensation	8.4	7.6
Other, net	(5.8)	(7.2)
Working capital changes that provided (used) cash:
Receivables	(22.0)	(20.4)
Inventories	(9.4)	(3.1)
Prepaids and other current assets	(1.4)	0.4
Accounts payable	13.9	14.6
Accrued liabilities	(15.9)	6.2
Net cash provided by operating activities, continuing operations	80.7	77.0
Net cash (used in) provided by operating activities, discontinued operations	(4.2)	21.5
Net cash provided by operating activities	76.5	98.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(72.7)	(51.6)
Payment for business divestiture	(11.2)	—
Business combinations	(178.5)	(41.3)
Net cash used in investing activities, continuing operations	(262.4)	(92.9)
Net cash used in investing activities, discontinued operations	—	(15.5)
Net cash used in investing activities	(262.4)	(108.4)

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Cash flows from financing activities:
Issuance of long-term debt, net of original issue discount and financing fees	100.0	870.8
Repayments of long-term debt	—	(877.4)
Repurchases of common shares	(38.8)	(27.5)
Tax withholdings on equity award vesting	(1.3)	(1.5)
Other, net	0.3	0.5
Net cash provided by (used in) financing activities, continuing operations	60.2	(35.1)
Net cash used in financing activities, discontinued operations	—	(2.4)
Net cash provided by (used in) financing activities	60.2	(37.5)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	0.5
Net change in cash and cash equivalents	(126.0)	(46.9)
Cash and cash equivalents at beginning of period	197.2	146.0
Cash and cash equivalents at end of period	71.2	99.1
Less: cash, cash equivalents, and restricted cash of discontinued operations	—	(17.1)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$71.2	$82.0

Ecovyst Third Quarter 2026 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change
	(in millions, except percentages)
Reconciliation of net income (loss) from continuing operations to Adjusted EBITDA from continuing operations
Net income (loss) from continuing operations	$18.4	$0.2		$34.8	$(2.9)
Provision for income taxes	4.5	20.2		12.3	20.0
Interest expense, net	6.2	8.6		12.9	25.3
Depreciation and amortization	23.3	20.7		63.4	58.0
EBITDA	52.4	49.7		123.4	100.4
Debt modification and extinguishment costs	—	—		1.0	1.0
Net loss on asset disposals(a)	0.7	3.6		3.4	4.0
Transaction and other related costs(b)	0.9	0.6		10.3	2.8
Equity-based compensation	2.4	2.3		8.4	7.6
Restructuring, integration and business optimization expenses(c)	3.6	1.8		4.7	2.9
Other(d)	1.2	(0.5)		3.0	2.0
Adjusted EBITDA from continuing operations	$61.2	$57.5	6.4%	$154.2	$120.7	27.8%

Sales	$308.6	$204.9	50.6%	$773.6	$524.1	47.6%

Adjusted EBITDA from continuing operations margin	19.8%	28.1%		19.9%	23.0%

	Twelve months ended
	September 30, 2026	December 31, 2025	% Change
	(in millions, except percentages)
Reconciliation of net income from continuing operations to Adjusted EBITDA from continuing operations
Net income from continuing operations	$44.0	$6.3
Provision for income taxes	11.8	19.5
Interest expense, net	21.7	34.2
Depreciation and amortization	84.1	78.6
EBITDA	161.6	138.6
Debt modification and extinguishment costs	5.6	5.5
Net loss on asset disposals(a)	4.8	5.4
Transaction and other related costs(b)	10.8	3.4
Equity-based compensation	10.4	9.7
Restructuring, integration and business optimization expenses(c)	6.6	4.7
Other(d)	5.6	4.7
Adjusted EBITDA from continuing operations	$205.4	$172.0	19.4%

Sales	$973.0	$723.5	34.5%

Adjusted EBITDA from continuing operations margin	21.1%	23.8%

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Descriptions to Ecovyst Non-GAAP Reconciliations
(a)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(b)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(c)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(d)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations relate to plans that are frozen. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

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Appendix Table A-2: Reconciliation of Net Income (Loss) From Continuing Operations and EPS to Adjusted Net Income and Adjusted Diluted Income per share(1)

	Three months ended September 30,
	2026					2025
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$22.9	$4.5	$18.4	$0.17	$0.17	$20.4	$20.2	$0.2	$—	$—
Net loss on asset disposals(a)	0.7	0.2	0.5	—	—	3.6	0.9	2.7	0.02	0.02
Transaction and other related costs(b)	0.9	—	0.9	0.01	0.01	0.6	0.2	0.4	—	—
Equity-based compensation	2.4	0.5	1.9	0.02	0.02	2.3	0.6	1.7	0.02	0.02
Restructuring, integration and business optimization expenses(c)	3.6	0.9	2.7	0.02	0.02	1.8	0.5	1.3	0.01	0.01
Other(d)	1.2	0.3	0.9	0.01	0.01	(0.5)	(0.1)	(0.4)	—	—
Adjusted Net Income, including intraperiod allocation	31.7	6.4	25.3	0.23	0.23	28.2	22.3	5.9	0.05	0.05
Intraperiod allocation for restating discontinued operations(2)	—	—	—	—	—	—	(15.6)	15.6	0.14	0.14
Adjusted Net Income(1)	$31.7	$6.4	$25.3	$0.23	$0.23	$28.2	$6.7	$21.5	$0.19	$0.19

Weighted average shares outstanding				109,450,632	110,629,832				113,901,834	114,869,273

	Nine months ended September 30,
	2026					2025
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income (loss) from continuing operations	$47.1	$12.3	$34.8	$0.32	$0.31	$17.1	$20.0	$(2.9)	$(0.03)	$(0.03)
Debt modification and extinguishment costs	1.0	0.3	0.7	0.01	0.01	1.0	0.2	0.8	0.01	0.01
Net loss on asset disposals(a)	3.4	0.8	2.6	0.02	0.02	4.0	1.0	3.0	0.02	0.02
Transaction and other related costs(b)	10.3	0.9	9.4	0.09	0.09	2.8	0.7	2.1	0.02	0.02
Equity-based compensation	8.4	0.6	7.8	0.07	0.07	7.6	0.9	6.7	0.05	0.05
Restructuring, integration and business optimization expenses(c)	4.7	1.2	3.5	0.03	0.03	2.9	0.8	2.1	0.02	0.02
Other(d)	3.0	0.8	2.2	0.02	0.02	2.0	0.5	1.5	0.02	0.02
Adjusted Net Income, including intraperiod allocation	77.9	16.9	61.0	0.56	0.55	37.4	24.1	13.3	0.11	0.11
Intraperiod allocation for restating discontinued operations(2)	—	—	—	—	—	—	(15.6)	15.6	0.14	0.14
Adjusted Net Income(1)	$77.9	$16.9	$61.0	$0.56	$0.55	$37.4	$8.5	$28.9	$0.25	$0.25

Weighted average shares outstanding				109,862,635	111,082,946				115,943,873	116,465,676
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

Ecovyst Third Quarter 2026 Earnings Release	Page 11

(1)We define Adjusted Net Income as net income (loss) from continuing operations adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income (loss) from continuing operations that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income (loss) from continuing operations or Adjusted Net Income as defined by other companies.
(2)Due to reporting the Advanced Materials & Catalysts business as held for sale in discontinued operations, the estimated tax rate used to value deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) needs to be adjusted to remove the Advanced Materials & Catalysts rate. Additionally, the Company reassessed the realizability of its state deferred tax assets, including Kansas Investment Tax Credits and state Net Operating Losses. Due to changes in the Company’s state apportionment profile resulting from the Advanced Materials & Catalysts divestiture, it was determined that a portion of these deferred tax assets are no longer expected to be realized. Accordingly, the Company recorded a valuation allowance during the quarter to reflect the reduced expected benefit of these state tax attributes. Due to these revaluations being solely as a result of the Advanced Materials & Catalysts divestiture and a non-cash item, it is treated as an addback.
The adjustments to net income (loss) from continuing operations are shown net of applicable tax rates of 25.2% and 25.6% for the nine months ended September 30, 2026 and 2025, respectively, except for equity-based compensation and transaction and other related costs. The tax effect of equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within Section 162(m) of the Internal Revenue Code of 1986, as amended, and adjusting for the tax effect of equity-based compensation windfalls and shortfalls recorded as discrete items. The tax effect of transaction and other related costs is derived by excluding the tax impact of non-deductible transaction costs associated with the Calabrian Acquisition, which are reflected as discrete items within the income tax provision.

Ecovyst Third Quarter 2026 Earnings Release	Page 12

Appendix Table A-3: Adjusted Free Cash Flow

	Nine months ended September 30,
	2026	2025
	(in millions)
Net cash provided by operating activities	$76.5	$98.5
Less:
Purchases of property, plant and equipment(1)	(72.7)	(67.1)
Free Cash Flow(2)	$3.8	$31.4

Adjustments to free cash flow:
Cash paid for debt financing costs	1.0	1.0
Cash paid for costs related to acquisitions	11.4	4.1
Cash paid for costs related to the segment disposal	16.2	5.9
Adjusted Free Cash Flow(2)	$32.4	$42.4

Net cash used in investing activities(3)	$(262.4)	$(108.4)
Net cash provided by (used in) financing activities	$60.2	$(37.5)

(1)Includes purchases of property, plant and equipment reported in discontinued operations for the nine months ended September 30, 2025.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, including purchases of property, plant and equipment reported in discontinued operations in 2025, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Third Quarter 2026 Earnings Release	Page 13

Appendix Table A-4: Net Debt Leverage Ratio

	September 30, 2026		December 31, 2025
	(in millions, except ratios)
Total debt	$497.1		$397.1
Less:
Cash and cash equivalents	71.2		197.2
Net debt	$425.9		$199.9

Trailing twelve months:
Net income from continuing operations	$44.0		$6.3
Adjusted EBITDA from continuing operations (1)	$205.4		$172.0

Net Debt to Net Income Ratio	9.7	x	31.7	x
Net Debt Leverage Ratio	2.1	x	1.2	x

(1)     Refer to Appendix Table A-1: Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Third Quarter 2026 Earnings Release	Page 14